Filed pursuant to Rule 424(b)(3)
Registration File. No. 333-229782

CIM REAL ASSETS AND CREDIT FUND

Supplement No. 2, dated December 2, 2025,
to the Registration Statement dated January 27, 2025

This supplement (the “Supplement No. 2”) is filed by CIM Real Assets & Credit Fund (the “Fund,” “we,” “us” or “our”) and forms part of the certain prospectus (the “Prospectus”) and statement of additional information (the “SAI” and together with the Prospectus, the “Registration Statement”), each dated January 27, 2025. This Supplement No. 2 contains information that amends, supplements or modifies certain information contained in the Registration Statement dated January 27, 2025 of the Fund, and is part of, and should be read in conjunction with, the Registration Statement. The Registration Statement has been filed with the U.S. Securities and Exchange Commission, and is available free of charge at the Fund’s website, https://www.cimgroup.com/investment-platforms/credit/racr and at www.sec.gov. Capitalized terms used in this Supplement No. 2 have the same meanings as in the Registration Statement, unless otherwise stated herein.

Before investing in our Common Shares, you should read carefully the Registration Statement and all supplements thereto and consider carefully our investment objective, risks, fees and expenses. You should also carefully consider the “Risks” beginning on page 43 of the Registration Statement before you decide to invest in our Common Shares.

Appointment of New Chief Financial Officer, Treasurer and Secretary of the Fund

Effective as of November 20, 2025 (the “Effective Date”), Barry N. Berlin is no longer the Chief Financial Officer, Treasurer and Secretary of the Fund. Accordingly, on the Effective Date, all references to Mr. Berlin are hereby deleted from the Registration Statement. Mr. Berlin is replaced by Nathan D. DeBacker, who has been appointed as the new Chief Financial Officer and Treasurer of the Fund, and Christopher Filosa, who has been appointed as the new Secretary of the Fund.

SAI

Management of the Fund

The table under “Executive Officers Who are Not Trustees” on page 18 of the SAI is amended to include the following information:

Nathan D. DeBacker	1980	Chief Financial Officer and Treasurer

The following is included as the first paragraph of the subsection titled “Executive Officers Who are Not Trustees” on page 18 of the SAI is hereby deleted and replaced in its entirety, as follows:

Nathan D. DeBacker has served as the Chief Financial Officer and Treasurer of the Fund since November 2025. He is Managing Director of Finance & Accounting at CIM Group since March 2021.

Since April 2023, Mr. DeBacker has also served as the chief accounting officer of CIM Opportunity Zone Fund, L.P. He served as chief financial officer of CMCT and CIM Real Assets & Credit Fund, a continuously-offered closed-ended interval fund managed by affiliates of CIM that seeks to invest in a mix of institutional-quality real estate and credit assets, from March 2019 until August 2022. Mr. DeBacker served as chief financial officer and treasurer of CCIT II from February 2018 until CCIT II’s merger with GRT in March 2021. He also served as chief financial officer and treasurer of CCPT V and CCIT III from August 2016 until CCPT V’s and CCIT III’s respective mergers with our company in December 2020, and chief financial officer and treasurer of CINAV from April 2016 until CINAV’s merger with our company in December 2021. Mr. DeBacker also serves as an officer of various affiliates of CIM including as vice president of CMFT Management. He served as the chief financial officer of CCO Capital, CIM’s FINRA registered broker-dealer, from February 2018 to December 2020. From August 2016 to February 2018, Mr. DeBacker served as senior vice president and chief financial officer, Cole REITs, of VEREIT, Inc. (“VEREIT”). Mr. DeBacker was the principal at CFO Financial Services, LLC, a certified public accounting firm that provided accounting, payroll, tax, forecasting and planning, business valuation and investment advisory services to individuals and business organizations, from May 2014 until August 2016. Mr. DeBacker was also registered as an investment adviser representative with Archer Investment Corporation, an investment advisory firm that partners with accountants and CPAs to provide investment management solutions for their clients, from November 2015 until August 2016. From December 2005 until May 2014, Mr. DeBacker worked at Cole Capital, the predecessor to CCO Group, LLC (“CCO Group”), and, following the merger with VEREIT, most recently served as vice president of real estate planning and analysis. From 2002 until 2005, Mr. DeBacker worked as an auditor for the independent public accounting firm of Ernst & Young LLP. Mr. DeBacker earned his Bachelor of Science degree in Accounting from the University of Arizona and is a Certified Public Accountant in Arizona.

Control Persons and Principal Holders of Securities

The table under this section on page 26 of the SAI is amended to include the following information:

	Shares Beneficially Owned				Percentage of Total Outstanding Shares(3)
Name(1)	Class I	Class A	Class C	Class L
Executive Officers Who Are Not Trustees:
Nathan D. DeBacker	—	—	—	—	N/A
____________________
* Less than one percent.

(1)The address of each beneficial owner is c/o CIM Real Assets & Credit Fund, 4700 Wilshire Boulevard, Los Angeles, California 90010.
(2)The reported shares are owned directly by CIM RACR, LLC. CIM Group, LLC is the sole equity member of CIM RACR, LLC. Each of Richard Ressler, Avraham Shemesh and Shaul Kuba may be deemed to beneficially own all of these shares because of their positions with CIM Group, LLC. Each of them disclaims beneficial ownership of these securities except to the extent of his indirect pecuniary interest therein.

(3)Based on a total of 12,384,627 of the Fund’s Common Shares issued and outstanding as of December 31, 2024.

Please retain this supplement for your future reference.